INFORMATION REQUIRED IN PROXY STATEMENT

                                SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of
                          the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant  / /
Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        INTERNATIONAL FLAVORS & FRAGRANCES INC.
- ------------------------------------------------------------------------------
                    (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        INTERNATIONAL FLAVORS & FRAGRANCES INC.
- ------------------------------------------------------------------------------
                       (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
              14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
              14a-6(i)(2).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
              and 0-11.

                                        IFF LOGO

                        INTERNATIONAL FLAVORS & FRAGRANCES INC.
                                  521 WEST 57TH STREET
                                  NEW YORK, N.Y. 10019

                                  --------------------

                       NOTICE OF ANNUAL MEETING OF  SHAREHOLDERS
                                TO BE HELD MAY 12, 1994

     The Annual Meeting of Shareholders of International Flavors & Fragrances Inc., a New York corporation (hereinafter called the "Company"), will be held at the Pegasus Suite, 64th Floor, 30 Rockefeller Plaza, New York, New York, on Thursday, May 12, 1994, at 10 A.M., Eastern Daylight Saving Time, to elect 12 directors for the ensuing year, and to transact such other business as may properly come before the meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 29, 1994 will be entitled to notice of and to vote at the meeting.

     Admission to the meeting will be by ticket only. If you are a shareholder of record and plan to attend, please complete and return the ticket request card which is enclosed for such holders. If your shares are not registered in your own name and you plan to attend, please request a ticket by writing to the Office of the Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. Evidence of your ownership, which you can obtain from your bank or broker, must accompany your letter.

     IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                          By Order of the Board of Directors,

                                                      STEPHEN A. BLOCK
                                                             Secretary


April 5, 1994

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held on May 12, 1994 at the Pegasus Suite, 64th Floor, 30 Rockefeller Plaza, New York, New York. This proxy statement and the form of proxy will be sent to shareholders on or about April 5, 1994. In addition to solicitation by mail, proxies may be solicited personally, by telephone or by telegram. The Company has retained Corporate Investor Communications, Inc. to assist in such solicitation for a fee of $7,000. The cost of soliciting proxies will be borne by the Company.

     Any shareholder who signs and returns the enclosed form of proxy may revoke it at any time before it has been exercised, by a written instrument or by personal attendance at the meeting.

     The Company had outstanding at the close of business on February 15, 1994, 111,932,370 shares of Common Stock (adjusted for a 3-for-1 stock split distributed January 19, 1994) entitled to one vote per share. Only shareholders of record at the close of business on March 29, 1994 will be entitled to vote at the meeting.


                             ELECTION OF DIRECTORS

     At the meeting 12 directors will be elected in accordance with the By-laws of the Company, as amended, to serve for the ensuing year and until their successors are elected and shall qualify. Except as stated below, the shares of Common Stock represented by the proxies hereby solicited will be voted for the election of the 12 nominees whose names are listed below, all of whom are presently directors of the Company. Should any of such nominees be unable for good cause to serve (which is not now anticipated), it is intended that such shares will be voted for the balance of those named and for such substitute nominees as the Board of Directors of the Company may recommend.

     Where no qualifying note reference appears in the table below next to the number of shares beneficially owned, as defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the named director has sole voting and investment power over all such shares. The number of shares shown as beneficially owned by each director has been adjusted for the 3-for-1 stock split distributed January 19, 1994.

Information About Nominees

                                                                                                  Shares of           Per-
                                                                                                Company Stock        centage
                                                                                                 beneficially          of
                                               Principal Occupation During      Year first       owned as of         Shares
                                                   last five years and            became         February 15,         Out-
       Name                       Age           Other Directorships Held         Director            1994           standing
      ------                     -----      -------------------------------     ---------        -----------        --------
Margaret Hayes Adame ...........  54        Executive Director, Fashion           1993              3,000              (3)
                                              Group International, an
                                              international trade
                                              organization, since 1993;
                                              Senior Vice-President, Saks
                                              Fifth Avenue, retailing,
                                              prior thereto; Director,
                                              North American Watch
                                              Corporation

Robin Chandler Duke(1)(2).......  70        Chairman,  Population   Action        1975              6,000(7)           (3)
                                              International; Director,
                                              American Home Products Corp.,
                                              Rockwell International
                                              Corporation and River Bank


                                                                                                  Shares of           Per-
                                                                                                Company Stock        centage
                                                                                                 beneficially          of
                                               Principal Occupation During      Year first       owned as of         Shares
                                                   last five years and            became         February 15,         Out-
       Name                       Age           Other Directorships Held         Director            1994           standing
      ------                     -----      -------------------------------     ---------        -----------        --------
Richard M. Furlaud .............  70        Chairman of the Board of              1990             5,250(7)            (3)
                                              Trustees, The Rockefeller
                                              University; Retired
                                              President,
                                              Bristol-Myers Squibb Company;
                                              Director, American Express
                                              Company

Eugene P. Grisanti(5)(6)........  64        Chairman of the Board and             1979         1,560,645(4)(7)         1.4%
                                              President of the Company

Thomas H. Hoppel(5).............  63        Vice-President and Treasurer          19933            4,446(7)            (3)
                                              of the Company since January
                                              1, 1992; Controller prior
                                              thereto

Hugh R. Kirkpatrick(5)..........  57        Senior Vice-President of the          1991            49,000(7)            (3)
                                              Company since January 1,
                                              1991; Vice-President prior
                                              thereto

Herbert G. Reid(1)..............  67        Retired; formerly Executive           1978             6,000(7)            (3)
                                              Vice- President and Director,
                                              Schlumberger Limited, oil
                                              field services and
                                              electronics

George Rowe, Jr.(2).............  72        Attorney; member of the law           1994        10,207,566(4)           9.1%
                                              firm of Fulton, Duncombe &
                                              Rowe

Stanley M. Rumbough, Jr.(2).....  73        Investments and business              1964            18,000(7)            (3)
                                              development; Director, CUC
                                              International Inc. and ABT
                                              Family of Funds

Henry P. van Ameringen .........  63        Retired; formerly                     1961         2,597,091(4)(7)        2.3%
                                              Vice-President, International
                                              Flavors & Fragrances (Europe)

Hendrik C. van Baaren(5) .......  54        Senior Vice-President of the          1991            50,000(7)            (3)
                                              Company since February 13,
                                              1990; Vice-President prior
                                              thereto

William D. Van Dyke, III(1)(2)..  62        Senior Vice-President,                1973         7,825,458(7)(8)        7.0%
                                              Smith Barney Shearson Inc.,
                                              investment banking

- ----------------------------------
     (1) Member of Executive Committee.

     (2) Has held this position for more than the last five years.

     (3) Less than .1%.


     (4) The numbers of shares of Common Stock of the Company beneficially owned by Messrs. Rowe, Grisanti and van Ameringen listed above, and the numbers of shares beneficially owned by Messrs. Rowe and Henry G. Walter, Jr. and Hedwig van Ameringen listed in the table on page 13, include holdings of the following trusts and foundations. Messrs. Rowe and Walter and Mrs. van Ameringen are the trustees of five trusts established under the will of A. L. van Ameringen which hold 7,177,716 shares. Mr. van Ameringen and Mrs. van Ameringen are officers of the van Ameringen Foundation, Inc., a charitable foundation, which owns 693,138 shares. Messrs. Walter and Henry P. van Ameringen and Mrs. van Ameringen are three of the eight directors of that foundation. Mr. Rowe is an officer of The Ambrose Monell Foundation, a charitable foundation, which owns 1,247,055 shares, and Mr. Rowe is an officer of another charitable foundation which owns 20,559 shares and the executor of an estate holding 10,188 shares. Messrs. Rowe, Grisanti and Walter are the directors of each of those two foundations. Messrs. Rowe and Walter are also trustees of nine trusts holding an aggregate of 824,364 shares. Messrs. Rowe and Walter are the trustees of one trust and two of three trustees of another trust holding an aggregate of 50,391 shares for the benefit of certain family members of Mr. Walter. Mr. Walter is one of two trustees of another trust for the benefit of a family member holding 3,744 shares. Mr. Walter is also one of two trustees of a charitable trust holding 1,227 shares. Mr. Rowe is sole trustee of a trust holding 750 shares and is one of three trustees of another trust holding 600 shares and Mr. Walter is one of two trustees of another trust holding 2,907 shares. Messrs. Rowe and Walter and Mrs. van Ameringen are trustees of three additional trusts each holding 291,981 shares. Mr. van Ameringen is also a trustee of a charitable trust holding 7,974 shares. The number of shares beneficially owned by Messrs. Grisanti and van Ameringen listed above include 293,031 and 1,903,953 shares, respectively, with respect to which they have sole voting and investment power and, as described in this note, 1,267,614 and 693,138 shares respectively, with respect to which they have shared voting and investment power.

     (5) Employed by the Company for more than the last five years.

     (6) Chairman of the Executive Committee.

     (7) Pursuant to Rule 13d-3 under the Exchange Act the number of shares of Common Stock of the Company beneficially owned by Messrs. Grisanti, Hoppel, Kirkpatrick and van Baaren and by non-employee directors includes (where applicable) shares which he or she has (or will have 60 days after such date) the right to acquire under stock options granted by the Company. The respective numbers of such shares are 57,102 for Mr. Grisanti, 14,250 for Mr. Hoppel, 27,400 for Mr. Kirkpatrick, 50,000 for Mr. van Baaren and 3,000 for each of Ms. Duke and Messrs. Furlaud, Reid, Rumbough, van Ameringen and Van Dyke.

     (8) The number of shares beneficially owned by Mr. Van Dyke listed above includes 957 shares with respect to which he has sole voting and investment power and 7,824,501 shares over which he has shared voting and investment power, including the holdings of the trust referred to in footnote 2 on page 13, three other trusts and a foundation. Such number does not include the beneficial interest of Mr. Van Dyke's wife in 129,426 shares owned directly by her. Mr. Van Dyke disclaims any beneficial interest in any such shares.

     All of the above nominees were elected by the shareholders at the 1993 annual meeting except for Ms. Adame and Mr. Hoppel, who were elected in November 1993 and Mr. Rowe, who was elected in February 1994, in each case by the Board of Directors. During 1993 the Board of Directors held six meetings. The Company has an Audit Committee which held two meetings and a Stock Option and Compensation Committee which held three meetings in 1993. The Audit Committee, consisting of Messrs. Furlaud, Reid and Van Dyke, oversees the financial operations of the Company and the Company's relationship with its independent accountants. The Stock Option and Compensation Committee, consisting of Messrs. Furlaud, Reid and Van Dyke, oversees the Company's various compensation arrangements, determines the stock options to be granted to employees under the Company's stock option plans and the executive bonuses to be granted under the Company's executive bonus plans, and makes recommendations to the Board as to the salaries to be paid to the executive officers of the Company. The Company does not have a nominating committee.

                            I. SUMMARY COMPENSATION
     The following table sets forth information in respect of the compensation of the Chairman and President and each of the other four most highly compensated executive officers of the Company for 1991, 1992 and 1993.

                                                                                       Long Term Compensation
                                                                                     -------------------------
                                                   Annual Compensation                         Awards
                                           ----------------------------------        -------------------------
         (a)                                (b)            (c)            (d)            (e)            (f)             (g)
                                                                                     Restricted     Securities       All Other
       Name and                                                                         Stock       Underlying        Compen-
      Principal                                          Salary          Bonus        Award(s)        Options         sation
       Position                            Year            ($)          ($)(1)         ($)(2)         (#)(3)         ($)(4)(5)
      ----------                          ------        --------       --------      ----------      ---------      ----------
Eugene P. Grisanti  . . . . . . . . . .    1993         700,000        350,000             --         75,000          26,878
 Chairman of the Board                     1992         600,000        300,000      10,625,000           --           22,401
 and President                             1991         525,000        262,500             --         17,100            (6)

Hugh R. Kirkpatrick . . . . . . . . . .    1993         387,120        190,000             --         60,000          12,398
 Senior Vice-President                     1992         346,729        170,000             --         30,000          11,409
 and Director                              1991         305,765        150,000             --         22,500            (6)

Hendrik C. van Baaren . . . . . . . . .    1993         372,849        180,000             --         51,000          11,016
 Senior Vice-President                     1992         346,430        167,500             --         30,000          10,986
 and Director                              1991         324,247        157,500             --         15,000            (6)

Ronald S. Fenn  . . . . . . . . . . . .    1993         283,695         92,400             --         24,000           9,337
 Vice-President                            1992         251,957        125,000             --         12,000           8,229
                                           1991         231,078        115,000             --          9,000            (6)

Rudolf Merz . . . . . . . . . . . . . .    1993         264,518        105,000             --         21,000             --
 Vice-President                            1992         266,720        124,621             --         10,500             --
                                           1991         250,808        124,250             --         10,500            (6)

- ------------------
(1)  Under the Company's Management Incentive Compensation Plan.

(2) Under an employment contract dated as of January 1, 1992, Mr. Grisanti was granted an award of 300,000 restricted shares (after adjustment for the 3-for-1 stock split distributed January 19, 1994) of the Company's Common Stock. Because the shares are "restricted," they may not be sold, pledged, or otherwise transferred until the applicable restriction period on a given installment of the award has elapsed. Restrictions on one-fifth of the shares covered by the award lapsed on December 31, 1993. The restriction period extends to December 31, 1994 with respect to another one-fifth of such shares, to December 31, 1995 with respect to another one-fifth of such shares, and to December 31, 1996 with respect to the remaining two-fifths of such shares. The shares are subject to forfeiture under certain conditions, including the termination by either party, with or without cause, of Mr. Grisanti's employment. Dividends are payable on the restricted stock. At December 31, 1993, the 240,000 shares of restricted stock still subject to restriction had a market value of $9,100,000, based on the closing price of the Company's stock on that date. The Company has made no other restricted stock awards to any named executive officers.

(3)  Adjusted for the 3-for-1 stock split distributed January 19, 1994.

(4) For the year 1993, the following amounts were paid or set aside in respect of individual officers listed in the above compensation table under the Company's Retirement Investment Fund Plan, a defined contribution plan, and the Company's unfunded Supplemental Retirement Investment Plan: Mr. Grisanti, $21,140, Mr. Kirkpatrick, $11,475, Mr. van Baaren, $10,871 and Mr. Fenn, $8,455.

(5) For the year 1993, the following amounts were imputed under the tax law as compensation to the executive officers listed in the above compensation table in consideration of life insurance coverage of such persons under the Company's Executive Death Benefit Program: Mr. Grisanti, $5,738, Mr. Kirkpatrick, $1,463, Mr. van Baaren, $1,045 and Mr. Fenn, $852. No participant in such Program has or will have any interest in the cash surrender value of the underlying insurance policies.

(6) Disclosure not required under transitional rules adopted by the Securities and Exchange Commission.



                              II. Option Grants IN 1993

     The following table shows all grants of options in 1993 to the executive officers named in the Summary Compensation table. The Company's option plans do not provide for the grant of stock appreciation rights (SARs).

                             Individual Grants                                Grant Date Value
- ---------------------------------------------------------------------------   ------------------
   (a)                        (b)           (c)         (d)          (e)             (f)

                            Number      % of Total
                           of Shares      Options
                          Underlying    Granted to   Exercise
                            Options      Employees    or Base
                            Granted      in Fiscal     Price     Expiration  Grant Date Present
  Name                      (#) (1)        Year      ($/Sh)(2)      Date        Value ($)(3)
 ------                   ----------    ----------  ----------   ----------  ------------------
E. P. Grisanti. . . . . .    75,000       9.9%         36.21       2/9/03         $794,160
H. R. Kirkpatrick . . . .    60,000       7.9%         36.21       2/9/03          635,328
H. C. van Baaren. . . . .    51,000       6.7%         36.21       2/9/03          540,029
R. S. Fenn. . . . . . . .    24,000       3.2%         36.21       2/9/03          254,131
R. Merz . . . . . . . . .    21,000       2.8%         36.21       2/9/03          222,365

- --------------
(1) All options were granted on February 9, 1993. Such options become exercisable in three equal installments 24, 36 and 48 months, respectively, after the date of grant. The numbers of shares and exercise prices in this table have been adjusted for the 3-for-1 stock split distributed January 19, 1994.
(2)  All options were granted at the market price on the date of grant.
(3) The Company used the Black-Scholes model of option valuation to determine grant date present value. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility, future dividend yield and the time of exercise. For these reasons, the Company does not agree that the Black-Scholes model can properly determine the value of an option. The assumptions used by the Company (all of which reflect the 3-for-1 stock split distributed January 19, 1994) are as follows: a grant date stock price and an exercise price of $36.21 per share; an option term of 10 years; a stock price volatility based on the calendar year closing prices of the Company's Common Stock (plus dividends) for the period December 31, 1983 through December 31, 1993; a dividend yield of 2.59% (the average dividend yield for the 12-month period ending February 28, 1993); and a risk-free interest rate of 6.85% (the yield on the date of grant on the U.S. Government Zero Coupon Bond with a maturity closest to the option term).


III. Options Exercised in 1993 and Option Values at December 31, 1993

     The following table provides information as to options exercised in 1993 by each of the executive officers named in the Summary Compensation table and the value of options held by such executive officers at December 31, 1993 measured in terms of the closing price of the Common Stock in consolidated trading on December 31, 1993. The number of shares in the table have been adjusted for the 3-for-1 stock split distributed January 19, 1994.

   (a)                            (b)              (c)             (d)                (e)
                                                                Number of    Value of Unexercised
                                                               Securities        In-the-Money
                                                               Underlying         Options at
                                                               Unexercised         FY-End($)
                                                               Options at
                                                               FY-End (#)
                            Shares Acquired  Value Realized   Exercisable/       Exercisable/
  Name                      on Exercise (#)        ($)        Unexercisable      Unexercisable
 ------                     ---------------  --------------  ---------------   -----------------
E. P. Grisanti. . . . . .        --                 --       37,102/95,000      540,530/508,650
H. R. Kirkpatrick . . . .      8,100            125,547       4,900/110,000      51,691/445,750
H. C. van Baaren. . . . .        --                 --       25,000/101,000     421,550/474,310
R. S. Fenn. . . . . . . .        --                 --       27,000/45,000      507,090/196,920
R. Merz . . . . . . . . .      3,000             77,125      29,400/43,500      590,430/233,730

Directors' Compensation

     Directors who are not employees of the Company receive an annual retainer of $15,000 and a fee of $750 for each meeting of the Board or committee attended, except that when a committee meeting is held on the date of a Board meeting a fee of only $500 is paid. Through 1999, on the date of the annual meeting of shareholders, such directors also receive automatic annual stock option grants of 3,000 (as adjusted for the 3-for-1 stock split distributed January 19, 1994) shares of Common Stock under the Company's 1990 Stock Option Plan for Non-Employee Directors. On May 13, 1993, each non-employee director received an option for 3,000 shares at $38.17 per share.


Employment Contracts and Termination of Employment and Change-In-Control Arrangements

      Mr. Grisanti is employed under a contract dated as of January 1, 1992, as an executive, at a salary of $600,000 per annum unless the Company's Board of Directors shall have fixed a higher salary, for the period (the "executive period") which commenced on January 1, 1992 and which may be terminated at any time thereafter, with or without cause, by either the Company or Mr. Grisanti on written notice to the other. Effective as of January 1, 1994, the Board of Directors fixed his annual salary at $770,000. If not so terminated on or before December 31, 1996, continuation of the executive period after that date shall be subject to further agreement between the Company and Mr. Grisanti as to the terms and conditions of such employment. In the event that the Company shall terminate such employment prior to December 31, 1996, Mr. Grisanti's salary shall continue for a period of twelve months after such termination (but ending not later than December 31, 1996) at the rate in effect prior to such termination. Mr. Grisanti may share, as determined by the Board of Directors, in any incentive compensation, bonus, stock option or other employee benefit plans, programs or policies of the Company. Mr. Grisanti was granted a restricted stock award under the contract. See the Summary Compensation Table and Note 2 thereunder for the amount and terms thereof. The contract provides that, after termination of his executive employment, Mr. Grisanti shall serve part-time in a consulting capacity for a period of years, not exceeding ten, equal to the number of full years of executive service under both this contract and his prior employment contract, during which period he will receive an annual fee equal to $15,000 for every period of 12 months of such executive service, not exceeding $150,000 per year.

     The Company's Board of Directors approved, and the Company has entered into agreements (the "Agreements") with 19 of its present executives, including the executive officers listed in the above compensation table. The Agreements provide that if, within three years of a "change of control", as defined below, an Executive is involuntarily terminated from employment by the Company or resigns following a substantial diminution in his duties, responsibilities or status or change in workplace or a decrease in his compensation of 10% or more, in each case which is not corrected following notice of objection by the executive, the executive will be entitled to receive a lump sum payment in an amount equal to the sum of: (i) three times the higher of (a) his previous compensation for the calendar year prior to the year in which the change in control occurred or (b) the compensation for the calendar year prior to the year of termination, in each case including awards under the Company's Management Incentive Compensation Plan, provided that such payment shall not exceed three times the Executive's "base amount" allocable to such payment pursuant to Section 280 G of the Internal Revenue Code, (ii) all unpaid compensation under the Company's Management Incentive Compensation Plan or any other compensation plan of the Company, payment of which shall have been deferred including interest or other investment return thereon and
(iii) for each share of Common Stock of the Company subject to any option held by the executive, whether or not such option is then exercisable, an amount equal to the difference between the exercise price thereof and a price equal to the highest of (a) the market price on the New York Stock Exchange at the close of business on the effective day of termination, (b) the price contained in any published tender offer made within one year before or after the date of change in control, (c) the price contained in any merger or acquisition agreement entered into by the Company and any third party within one


year before or after the date of change in control, or (d) the market price on the New York Stock Exchange on the date of change in control, and, upon such payment, such option shall be deemed cancelled and annulled. The Agreements also provide for a three-year continuation of certain benefits under the Company's Pension Plan, Retirement Investment Fund Plan and any supplemental pension provided by the Company. However, if any payments to the executive, whether under the Agreement or otherwise, would be subject to the "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, as amended, the payment to the executive above will be reduced by the amount necessary to avoid the incurrence of such excise tax. Under the Agreements a "change of control" means the earlier to occur of the following events: (i) when any person, corporation, partnership, association, trust or other entity, or any "group," as defined in Section 13(d)(3) of the Exchange Act, becomes the "beneficial owner," as defined in Rule 13d-3 thereunder, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities; or (ii) when persons not nominated by the Board of Directors in the Company's most recent proxy statement constitute a majority of the members of the Board.


Pension Plans

     All of the individuals named in the compensation table on page 5 except Mr. Merz are participants in the Company's Pension Plan, a defined benefit plan, under which the Company makes periodic payments computed on an actuarial basis providing for fixed benefits for members in the event of retirement at age 65 (normal retirement date contemplated by the Plan). Mr. Merz is a participant in the pension plan of the Company's Swiss subsidiary. Benefits under the Pension Plan are calculated with respect to a five-year average of participating employees' covered compensation (base salary or wage plus cash bonus), subject to an offset for amounts received as Social Security benefits for service after November 30, 1979. The table below indicates, for purposes of illustration, the approximate amounts of annual retirement income (subject to the above Social Security offset and without taking into account any limitations under the Internal Revenue Code) that would have been payable upon retirement at December 1, 1993 on a straight life basis under various assumptions as to salary and years of service to employees in higher salary classifications who participate in the Pension Plan. Messrs. Grisanti, Kirkpatrick, van Baaren and Fenn have 33, 32, 17 and 24 years of service, respectively under the Pension Plan, which does not include service with foreign subsidiaries. To the extent that the amounts of annual retirement income exceed the maximum benefit limitations, including limitations under
Section 415 of the Internal Revenue Code, such amounts are payable in the same form and manner under the Company's unfunded Supplemental Retirement Plan adopted on October 29, 1986, effective January 1, 1987. Messrs. van Baaren and Fenn, who have significant amounts of service with foreign subsidiaries of the Company not covered by the Company's Pension Plan, also participate in separate unfunded arrangements providing supplemental pension benefits as follows: Mr. van Baaren, who is not a United States citizen, participates in an arrangement under which certain employees who serve in foreign countries other than the countries of which they are nationals receive at age 65 additional pension benefits to the extent that the aggregate of the amounts payable by law or under the pension plans of the Company and its subsidiaries are less than the amount payable under this arrangement. As of December 31, 1993, Mr. van Baaren is entitled to an annual benefit under this arrangement currently estimated to be approximately $6,900. Mr. Fenn, who served for 15 years with the Company's British subsidiary, has an agreement with the Company under which he will receive at age 65 additional pension benefits to the extent that the aggregate of the amounts payable by law or under the pension plans of the Company and its subsidiaries in respect of his British service are less than the amount payable under this agreement. As of December 31, 1993, Mr. Fenn is entitled to an annual benefit under this agreement currently estimated to be approximately $4,200. No other named executive officer participates in either of these arrangements.


                                      Estimated annual pension
                                   for specified years of service
                        -----------------------------------------------------
   Average
Compensation               15      20       25        30       35       40
- ------------              ----    ----     ----      ----     ----     ----
$  350,000. . . . . .    89,057  107,012  124,967  142,922   160,877  178,832
   400,000. . . . . .   101,779  122,299  142,819  163,339   183,859  204,379
   450,000. . . . . .   114,502  137,587  160,672  183,757   206,842  229,927
   500,000. . . . . .   127,224  152,874  178,524  204,174   229,824  255,474
   550,000. . . . . .   139,946  168,161  196,376  224,591   252,806  281,021
   600,000. . . . . .   152,669  183,449  214,229  245,009   275,789  306,569
   650,000. . . . . .   165,391  198,736  232,081  265,426   298,771  332,116
   700,000. . . . . .   178,114  214,024  249,934  285,844   321,754  357,664
   750,000. . . . . .   190,836  229,311  267,786  306,261   344,736  383,211
   800,000. . . . . .   203,558  244,598  285,638  326,678   367,718  408,758
   850,000. . . . . .   216,281  259,886  303,491  347,096   390,701  434,306
   900,000. . . . . .   229,003  275,173  321,343  367,513   413,683  459,853
   950,000. . . . . .   241,726  290,461  339,196  387,931   436,666  485,401
 1,000,000. . . . . .   254,448  305,748  357,048  408,348   459,648  510,948



                                    REPORT OF THE
                       STOCK OPTION AND COMPENSATION COMMITTEE*

     The Stock Option and Compensation Committee of the Board of Directors (the "Committee") (all of the members of which are "disinterested persons" as that term is defined in Rule 16b-3 under the Exchange Act) is responsible for setting and administering the policies which govern the annual compensation paid to the executive officers, including the chief executive officer.

     The Committee recommends, for approval by the Board of Directors, the annual salaries of such officers, makes awards under the Management Incentive Compensation Plan, grants stock options under the Company's stock option plans and determines the form and amount of compensation to be given to the President, who is the chief executive officer.


Compensation Policies

     The Company's executive compensation policies are based on several criteria including, but not limited to, the goals established by the Company, the performance of the executive in accomplishing them, the performance of the Company itself, and finally, the competitive realities relating to the compensation required to secure the services and

- ----------------------
* The report of the Stock Option and Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

motivational commitment of the executive involved. Among other factors, the Committee takes into consideration the Company's sales and earnings, the return on equity and the performance of the Company's stock. The Committee is generally familiar with and also takes into consideration the sales, earnings and return on equity, as well as the performance of the stock, of other comparable companies. Those companies include companies which were selected on the basis of their lines of business set forth on the Performance Graph on page 12, but they also include companies in other lines of business as competition for executives extends beyond the Company's line of business. Although the Company has not made a statistical analysis of the compensation practices of other companies (which include non-public companies with which the Company competes for executives) and although the forms of compensation of the Company may differ from those of other companies making objective comparisons difficult if not impossible, the Company believes that its compensation practices are in line with the compensation practices of similarly situated companies.

     Compensation paid to the Company's executives in 1993 was, and to be paid during 1994 is expected to be, deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. As a result, the Committee has not at this time adopted a policy as to compensation which may not be deductible under that Section but will consider adopting such a policy in the future if circumstances so warrant.

     The three basic components of the Company's executive compensation are annual salaries, stock options and incentive compensation.


Salaries

     The annual salaries for executive officers for the following fiscal year are usually recommended by the Committee and approved by the Board in December. Recommendations for the annual salaries for the officers other than the President are made by the President to the Committee, based on his firsthand knowledge of the contribution of each executive officer to his respective area of concentration. The Committee also reviews financial and other data reflecting the performance of the various executives' areas of responsibility and how such areas of responsibility contributed to the Company's overall performance, but there is no precise test or formula by which the recommended salary is related to performance. Rather than follow such a rigid standard, the Committee believes that the Company's interests are best served by having a flexible compensation policy that gives the Committee the leeway to fix compensation after considering the factors enumerated above and evaluating such factors as each situation requires.

     The annual salary recommendation for the President is determined separately by the Committee after reviewing the overall results of the Company during the prior year taking into account economic conditions. In recommending the salaries for both the President and the other executive officers, the Committee also considers the salaries paid other chief executive officers and executive officers at other companies as well as inflation and cost of living factors. While again not employing an objective test or measure with respect to the President's performance, the Committee in granting in December 1992 the President's salary increase effective January 1, 1993 took into account the factors stated above with respect to other executive officers and found that such factors fully justified the President's salary increase. In addition, the Committee noted that during the past five years, as reflected on the Performance Graph below, the Company's Common Stock has consistently outperformed both the S&P 500 and the Company's Peer Group, which the Committee believes reflects the contribution of the President on behalf of the Company.



Stock Options

     Stock options have long been a significant part of the long-term incentives awarded by the Company to its officers and its employees. Such plans have been successful in motivating the officers consistently to promote long-term shareholder value. Stock options, which return no monetary value to the recipient unless the shareholders as a whole also benefit from an increase in the stock price, have been a particularly effective means of promoting shareholder value and of attracting and retaining the services of qualified officers of the Company.

     The selection of the executive officers of the Company other than the President for participation in the plans as well as the timing, pricing and the number of shares covered by individual options, are determined by the Committee, after considering the recommendations of the President and applying the above criteria, as well as taking into account options previously granted. As in the case of salaries, the Committee does not use an objective test or measure of corporate performance in determining either the timing or number of shares to be granted. The granting of stock options to the President is considered separately by the Committee applying the above policy guidelines. Recognizing the President's contribution to the Company's overall performance in the past, the Committee made the 1993 option grant to the President in order to motivate him to continue in his efforts of improving the Company's performance. Without such an improvement as reflected in increased shareholder value, the option will have no value.


Incentive Compensation

     The amount of bonus paid to the executive officers of the Company has been determined from year to year in the discretion of the Committee, again following the criteria set forth above. The Committee has authority to make awards under the Company's Management Incentive Compensation Plan approved by the shareholders in 1971. All of the Company's executive officers participate in the Plan. Under the Plan a portion of the compensation of those selected for participation by the Committee for each year is paid from an incentive fund for such year equal to 10% of the amount by which the pretax consolidated earnings of the Company for such year exceed the sum of (a) 20% of net capital (defined as the average of the amounts of the Company's consolidated capital and surplus at the beginning and end of such year) for such year and (b) $12,000,000, provided that the fund shall not exceed for any year 10% of the amount of cash dividends paid by the Company in such year. No award to any participant may exceed 50% of his annual rate of salary. Under regulations adopted by the Committee pursuant to the Plan, awards have been payable in cash either currently in a lump sum or in installments that may be deferred in various ways. Under the Plan the Committee, following the above criteria, and after the year-end results have been certified by the Company's independent accountants, allocates the fund, or such portion thereof as the Committee determines, to the participants and designates the manner in which awards are to be paid. The Committee does not use an objective test in determining the allocation of the fund to the executive officers including the President. The Committee considered that the President's performance and the results achieved by the Company in 1993 well supported the award for that year given to the President under the Plan.

     In summary, the Company has an appropriate and competitive compensation program, which is designed to promote shareholder value and attract and retain qualified executives. The Company's compensation soundly balances base salary, bonus based on annual performance and the use of long-term incentives.

                                                      Richard M. Furlaud
                                                      Herbert G. Reid
                                                      William D. Van Dyke, III


                  Comparison of Five Year Cumulative Total Return*(1)
                    The Company, S&P 500 Composite and Peer Group(2)

December 31          1988      1989      1990      1991      1992     1993
IFF                 100.00    142.03    161.41    229.25    249.40   268.16
S&P 500             100.00    131.59    127.49    166.17    178.81   196.75
Peer Group          100.00    126.78    129.08    177.77    179.80   179.53

(This table appeared as a line chart in the printed proxy statement)

(1) Total return assumes that the value of an investment in the Company's common stock and each index was $100 on December 31, 1988 and that all dividends were reinvested.

(2) The Peer Group consists of the following companies: Alberto Culver Company, Avon Products, Inc., Block Drug Co., Inc., Borden, Inc., Church & Dwight Co., Inc., Ecolab Inc., Ethyl Corp., W.R. Grace & Co., Helene Curtis Industries, Inc., Hershey Foods Corp., McCormick & Company, Inc., Morton International, Inc., NCH Corp., Nalco Chemical Company, The Quaker Oats Company, Ralston Purina Company, Tambrands Inc., and Wm. Wrigley Jr. Company. The performance of the Peer Group is weighted based on market capitalization.


Compensation Committee Interlocks and Insider Participation

     The Stock Option and Compensation Committee of the Board of Directors consists of Messrs. Furlaud, Reid and Van Dyke. Mr. Van Dyke is Senior Vice-President of Smith Barney Shearson Inc. which has received commissions for brokerage services performed in connection with securities transactions on behalf of the Company and its retirement plans.

- ------------------
* The Comparison of Five Year Cumulative Total Return shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


STOCK OWNERSHIP

     The following is a tabulation as of February 15, 1994 of those shareholders of the Company who own beneficially in excess of 5% of the Company's Common Stock determined in accordance with Rule 13d-3 under the Exchange Act.





                                                          Amount and Nature of
                                                          Beneficial Ownership
                                                ----------------------------------------
 Title                                             Sole Voting            Shared Voting       Percent
  of                  Name and Address                 and                     and              of
 Class               of Beneficial Owner        Investment Power        Investment Power       Class
- ------              --------------------        ----------------        ----------------       -----
Common     George Rowe, Jr.. . . . . . . . .         10,188 shares      10,197,378 shares(1)    9.1%
  Stock    30 Rockefeller Plaza
           New York, N.Y. 10112

Common     State Farm Mutual Automobile
  Stock     Insurance Company and
            related entities . . . . . . . .      6,911,700 shares               0 shares       6.2%
           One State Farm Plaza
           Bloomington, Ill. 61701

Common     Hedwig van Ameringen. . . . . . .       678,633  shares      8,746,797  shares(1)    8.4%
  Stock    509 Madison Avenue
           New York, N.Y. 10022

Common     Trust, c/o J.P. Morgan
  Stock     Florida, FSB . . . . . . . . . .              0 shares      5,993,727  shares(2)    5.4%
           109 Royal Palm Way
           Palm Beach, Florida 33480

Common     Henry G. Walter, Jr . . . . . . .       355,287  shares     10,897,044  shares(1)   10.1%
  Stock    509 Madison Avenue
           New York, N.Y. 10022

- ---------------------
(1)  See Note 4 on page 4.

(2) Held of record by CEDE & Co. as nominee for a trust of which Mr. and Mrs. William D. Van Dyke, III and J. P. Morgan Florida, FSB are co-trustees, who should be considered the beneficial owners of such shares with shared voting and investment power. Mrs. Van Dyke is also beneficial owner of 129,426 shares in which she has sole voting and investment power and 1,231,104 shares over which she has shared voting and investment power. See footnote 8 on page 4 for additional shares beneficially owned by Mr. Van Dyke.

     As of February 15, 1994 the officers and directors of the Company (26 persons) and Messrs. Fenn and Merz beneficially owned in the aggregate shares of the Company's Common Stock as set forth below:



                                                                       Amount of        Percent
Title of Class                              Name                 Beneficial Ownership  of Class
- --------------                             ------                --------------------  --------
Common Stock . . . .  All directors and officers as a group. . . .21,447,035(1)(2)        19.2%
Common Stock . . . .  R.S. Fenn. . . . . . . . . . . . . . . . . .    43,600               (3)
Common Stock . . . .  R. Merz. . . . . . . . . . . . . . . . . . .    41,400               (3)

- -----------------
(1) Includes 371,693 shares of Common Stock which the directors and officers of the Company have (or will have as of 60 days after such date) the right to acquire under stock options granted by the Company.

(2) Adjusted to eliminate duplicate holdings of the same shares by two or more officers and directors. Except for the shares included in footnotes 4 and 8 on page 4, the remaining shares listed as beneficially owned by all directors and officers in the aggregate are subject to the sole voting and investment power of the individual directors or officers whose shares are included in such number.

(3)  Less than .1%.


Shareholder Proposals

     Any shareholder proposal intended to be presented at the next Annual Meeting of Shareholders must be received by the Company for inclusion in the Company's Proxy Statement and form of proxy with respect to that meeting by December 7, 1994.


Additional Information

     The Company has selected Price Waterhouse to be its principal independent accountants for 1994. Representatives of Price Waterhouse are expected to be present at the shareholders' meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Company paid to Messrs. Fulton, Duncombe & Rowe, of which Mr.
Rowe, a director of the Company, is a member, $201,372 for legal services in 1993.
     In 1993, Hugh R. Kirkpatrick and Stuart R. Maconochie, officers of the Company, did not file on a timely basis one report required by Section 16 of the Exchange Act relating to a transaction in Company stock.



                                 OTHER MATTERS

     As of the date of this Proxy Statement the Board of Directors is not aware that any matters other than those specified above are to be presented for action at the meeting. If any other matters should come before the meeting, proxies in the enclosed form will be voted on such matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal. All executed proxies will be voted in accordance with the instructions contained therein. In accordance with the Board of Directors' recommendations, executed proxies returned by shareholders will be voted, if no contrary instruction is indicated, FOR the election of the 12 nominees described herein. With respect to the required vote on any particular matter, abstentions and votes withheld by nominee recordholders will not be treated as votes cast or as shares present or represented.

     The Company will on a request in writing provide without charge to each person from whom proxies are being solicited for the Company's annual meeting a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1993, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act. A request for the Company's Annual Report on Form 10-K should be made to Stephen A. Block, Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, N.Y. 10019.

     The Board of Directors invites you to attend the meeting in person. If you are unable to do so, please sign, date and return the enclosed proxy promptly in the enclosed envelope, so that your shares will be represented at the meeting.

                          By Order of the Board of Directors,


                                          Stephen A. Block
                                                 Secretary


April 5, 1994


  {LOGO}                                                              PROXY

                        INTERNATIONAL FLAVORS & FRAGRANCES INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
               FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 12, 1994

     The undersigned shareholder of INTERNATIONAL FLAVORS & FRAGRANCES INC. (hereinafter called the Company) hereby appoints Messrs. EUGENE P. GRISANTI, GEORGE ROWE, JR. and STEPHEN A. BLOCK, the attorneys and proxies, and each of them the attorney and proxy, of the undersigned, with full power of substitu-tion, to act by a majority present, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Shareholders to be held at the Pegasus Suite, 64th Floor, 30 Rockefeller Plaza, New York, N.Y., on Thursday, May 12, 1994 at 10 A.M., and any adjournment or adjournments thereof, and thereat to vote the number of votes or shares of stock the undersigned would be entitled to vote if then and there personally present.

       PLEASE INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOUR SHARES OF STOCK
                                    ARE TO BE VOTED.

            THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.

                            (Continued and to be signed on the other side)


  1.  Election of all Directors M. H. Adame, R. C. Duke,  R. M. Furlaud, E.
      P. Grisanti, T. H. Hoppel, H. R. Kirkpatrick, H. G. Reid, G. Rowe, Jr.,
      S. M. Rumbough, Jr., H. P. van Ameringen, H. C. van Baaren, W. D. Van Dyke, III

  For /X /  Withheld /X/  Exceptions* /X/

  *Exceptions ................................................................

  ............................................................................
   To vote your shares for all Director nominees, mark the "For" box on Item
   1. To withhold voting for all nominees, mark the "Withhold" box. If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.

  2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

  Change of address and/or Comments /X/

                                        PROXY DEPARTMENT
                                        NEW YORK, N.Y. 10203-0117

                                             Please sign exactly as name or
                                             names appear on this proxy. If
                                             stock is held jointly, each
                                             holder should sign. If signing as
                                             attorney, trustee, executor,
                                             administrator, custodian,
                                             guardian, or corporate officer,
                                             please give full title.

                                             DATED ....................., 1994

                                             SIGNED ..........................

                                             .................................
 (This Proxy will be voted FOR each of the
 above nominees as a director, and in the
 discretion of the proxy committee on any
 other matter properly before the meeting,
 unless otherwise specified)
 SIGN, DATE AND RETURN THE PROXY CARD        VOTES MUST BE INDICATED
 PROMPTLY USING THE ENCLOSED ENVELOPE.       (X) IN BLACK OR BLUE INK. /X/

                                  APPENDIX
                     (Pursuant to Rule 304 of Regulation S-T)

1. Page 12 contains a description in tabular form of a graph entitled "Comparison of Five Year Cumulative Total Return" which represents the comparison of the cumulative total return on the Company's common stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Peer Group (consisting of the companies listed on that page) for the period of five years commencing December 31, 1988 and ending December 31, 1993, which graph is contained in the paper format of this Proxy Statement being sent to shareholders.


JH18:G5